Exhibit 2.2

EXECUTION VERSION

Tender and Support Agreement

This Tender and Support Agreement (this “Agreement”) is entered into as of February 12, 2018 by and among the undersigned stockholders (each a “Stockholder” and collectively, the “Stockholders”) of Crystal Rock Holdings, Inc., a Delaware corporation (the “Company”), Cott Corporation, a Canadian Corporation (“Parent”), and CR Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, concurrently herewith, the Company, Parent and Merger Sub are entering into an Agreement and Plan of Merger (as the same may be amended, modified, or supplemented from time to time in accordance with its terms, the “Merger Agreement”), providing, among other things, for the commencement by Merger Sub of an all cash tender offer of $0.97 per share (the “Offer”) for all of the outstanding shares of common stock, par value $0.001 per share of the Company (the “Common Stock”), to be followed by the merger of Merger Sub with and into the Company with the Company as the surviving corporation (the “Merger”); and

WHEREAS, as a condition and inducement to its willingness to enter into the Merger Agreement and consummate the Merger, Parent has required that the Stockholders enter into this Agreement, and, in support of the forgoing, each Stockholder desires to enter into this Agreement with respect to the shares of Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Stockholder and set forth below such Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Common Stock acquired by such Stockholder pursuant to Section 4(b) hereof, the “Shares”) to induce Parent to enter into the Merger Agreement and to consummate the Merger.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section	1. Agreement to Tender.

a.	Tender of Shares. Each Stockholder agrees (i) to promptly (and, in any event, not later than ten Business Days after the commencement of the Offer) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, all of the Original Shares (free and clear of any Liens), and (ii) if Stockholder acquires beneficial ownership of additional shares of Common Stock pursuant to Section 4(b) hereof from the date of this Agreement through the Termination Date (as set forth in Section 5(b) below) (the “Support Period”), to promptly (and, in any event, not later than the earlier of (A) ten Business Days after Stockholder acquires beneficial ownership of such additional shares of Common Stock and (B) the expiration of the Offer) validly tender or cause to be validly tendered in the Offer, pursuant to and in accordance with the terms of the Offer, all of such additional shares of Common Stock (free and clear of any Liens).

EXECUTION VERSION

b.	No Withdrawal. Each Stockholder agrees not to withdraw, and not to cause or permit to be withdrawn, any Shares from the Offer unless and until (i) the Offer expires without Merger Sub having accepted for payment shares of Common Stock tendered into the Offer or (ii) this Agreement is terminated in accordance with Section 5(b).

c.	Conditional Obligation. Each Stockholder acknowledges and agrees that Merger Sub’s obligation to accept for payment the Common Stock tendered into the Offer, including the Shares tendered by such Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

Section	2. Voting of Shares.

a.	Agreement to Vote. Subject to the terms of this Agreement, each Stockholder irrevocably and unconditionally agrees that, during the Support Period, at a meeting of the stockholders of the Company, however called, or any adjournment or postponement of any such meeting, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall (i) be present (in person or by proxy) or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum, and (ii) vote (or cause to be voted), or, if applicable, deliver (or cause to be delivered) a written consent covering, all of the Shares, in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and (iii) vote against the approval of any (A) Acquisition Proposal or any other extraordinary transaction involving the Company, other than the Merger, (B) corporate action the consummation of which would impede, interfere with, prevent or delay the consummation of any of the Transactions or (C) other matter relating to, or in connection with, any of the foregoing matters; provided, however, that notwithstanding the foregoing Stockholder shall vote in favor of an adjournment of the meeting of the stockholders of the Company that is recommended by the Company Board in accordance with the terms of the Merger Agreement. Each Stockholder shall ensure that, during the Support Period, any other individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity, or any Governmental Authority (each of the foregoing, a “Person”) having voting power with respect to any of the Shares will not vote any such Shares in favor of or consent to, and will vote against, the approval of the matters described in clauses (A) through (C) of the preceding sentence.

b.	Irrevocable Proxy. Each Stockholder hereby irrevocably grants to, and appoints, Parent and any designee thereof, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote the Shares in accordance with Section 2(a), in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company. Each Stockholder represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes any such proxies. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THIS LIMITED PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE PROXY. Each of the irrevocable proxy, Parent’s interest and Parent’s appointment as such Stockholder’s attorney-in-fact shall automatically terminate upon the termination of this Agreement pursuant to Section 5(b).

EXECUTION VERSION

Section	3. Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, hereby represents and warrants to Parent as follows:

a.	Authorization. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the powers of such Stockholder and, if applicable, have been duly authorized by all necessary action by the board, stockholders, managers, members, partners, trustees, beneficiaries or as otherwise necessary. This Agreement constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If such Stockholder is married and (i) the Original Shares constitute community property under applicable Law or (ii) any additional shares of Common Stock acquired pursuant to Section 4(b) hereof during the Support Period could constitute community property under applicable Law, then this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement on behalf of such Stockholder.

b.	Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the trust agreement, certificate of incorporation or bylaws, operating agreement, partnership agreement or other comparable charter or organizational documents, of such Stockholder, if any, (ii) violate any applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice of lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any Contract binding on such Stockholder or any of such Stockholder’s properties or assets, including the Shares or (iv) result in the imposition of a Lien on any asset of such Stockholder, except, in the case of clauses (ii) and (iii), for such occurrences which would not adversely affect in any material respect the ability of such Stockholder to perform his or its obligations hereunder.

EXECUTION VERSION

c.	Ownership of Original Shares; Total Shares. As of the date of this Agreement, such Stockholder is the holder of record or “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of, and has good and valid title to, the Original Shares set forth below such Stockholder’s signature on the signature page hereto, free and clear of all Liens (including any restriction on the right to vote or to transfer such Original Shares). As of the date hereof, such Stockholder does not hold, directly or indirectly, any shares of Common Stock other than the Original Shares set forth below such Stockholder’s signature on the signature page hereto. Other than the Original Shares, such Stockholder does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is such Stockholder subject to any contract, commitment, arrangement, understanding or relationship (whether or not legally enforceable), other than this Agreement, that allows or obligates such Stockholder to vote or acquire any securities of the Company. None of the Original Shares held by such Stockholder are subject to any proxy, voting trust or other agreement, arrangement or restriction (whether written or oral) with respect to the voting of the Original Shares, except as contemplated by this Agreement.

d.	Reliance. Each Stockholder acknowledges that he or it is a sophisticated investor with respect to the Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and the Merger Agreement and has, independently and without reliance upon any of Parent, Merger Sub, the Company or any Affiliate of the foregoing, and based on such information as such Stockholder has deemed appropriate, made his or its own analysis and decision to enter into this Agreement. Each Stockholder acknowledges that none of Parent, Merger Sub, the Company or any Affiliate of any of the foregoing has made or is making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and the Merger Agreement. Each Stockholder acknowledges that he or it has had the opportunity to seek independent legal advice from legal counsel of such Stockholder’s choosing prior to executing this Agreement. Each Stockholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in part in reliance upon such Stockholder’s execution, delivery and performance of this Agreement and upon the representations, warranties, covenants and other agreements of such Stockholder contained in this Agreement.

EXECUTION VERSION

e.	Absence of Litigation. There is no Action pending against or, to the knowledge of such Stockholder after reasonable inquiry, threatened against or affecting (i) such Stockholder or any of his or its properties or assets (including the Shares) or (ii) any of his or its controlled Affiliates or any of their respective properties or assets, in each case before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority or arbitrator that would reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact such Stockholder’s ability to perform his or its obligations hereunder in any material respect or on a timely basis; provided that such Stockholder makes no representations or warranties regarding any Actions involving the Company or relating to the Merger Agreement (other than Actions involving such Stockholder).

f.	No Finder’s Fees. Except as contemplated by the Merger Agreement, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.

Section	4. Additional Covenants of Stockholders. Each Stockholder covenants and agrees as follows:

a.	Restriction on Transfer of Shares. Except as contemplated by this Agreement, during the Support Period, such Stockholder will not, without the prior written consent of Parent, directly or indirectly, (i) tender into any tender or exchange offer (other than the Offer) or otherwise cause or permit any Transfer of any of the Shares to be effected, (ii) encumber the Shares with any Lien except as provided hereunder, (iii) commit any act that could restrict or otherwise affect such Stockholder’s legal power, authority or right to vote or cause to be voted all of the Shares then owned by such Stockholder in the manner required by Section 2 hereof, (iv) deposit any Shares into a voting trust and/or (v) except for this Agreement, enter into any voting agreement or similar agreement with respect to any of the Shares. Notwithstanding the foregoing, any Stockholder may transfer Shares held by such Stockholder (1) to a trust for the benefit of such Stockholder, (2) to any member of such Stockholder’s immediate family or pursuant to such Stockholder’s will or intestacy if such Stockholder is an individual, (3) to an Affiliate of such Stockholder if such Stockholder is an entity, or (4) to a beneficiary of such Stockholder if such Stockholder is a trust; provided, that a transfer referred to in this sentence shall be permitted only if, as a precondition of such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all the terms and conditions of this Agreement. For purposes of this Agreement, “Transfer” means any direct or indirect transfer, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal of all or any portion of the Shares.

EXECUTION VERSION

b.	Additional Shares. Each Stockholder agrees that all shares of Common Stock that such Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement. Each Stockholder agrees to promptly (and, in any event, not later than three Business Days after the purchase or acquisition thereof) notify Parent of any such purchase or acquisition.

c.	No Solicitation. Subject to Section 5(a) hereof, each Stockholder agrees that he or it shall not, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage the making, submission or public announcement of an Acquisition Proposal or (ii) enter into, participate in, maintain or continue any communications or negotiations regarding a potential Acquisition Proposal with any Person other than Parent, Merger Sub or the Company (other than informing Persons of the provisions set forth in the Merger Agreement). Stockholders shall immediately cease any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal. Notwithstanding anything to the contrary provided in this Agreement, neither Stockholders nor any of their respective Affiliates or representatives shall be prohibited from participating in any discussions or negotiations with respect to a possible tender and support, voting or similar agreement in connection with an Acquisition Proposal in the event that the Company is permitted to take the actions set forth in Section 6.03 of the Merger Agreement with respect to such Acquisition Proposal.

d.	Communications. Each Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub and the Company (including in the Offer Documents, the Schedule 14D-9 or any other publicly filed document relating to the Merger, the Offer or any other transaction contemplated by the Merger Agreement) of (A) such Stockholder’s identity, (B) such Stockholder’s beneficial ownership of the Shares and (C) the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Merger Sub or the Company determine to be necessary in any publicly filed document in connection with the Offer, the Merger or any of the other Transactions and (ii) agrees as promptly as practicable to notify Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document.

e.	Waiver of Appraisal and Dissenters’ Rights and Actions. Each Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of the DGCL) to demand appraisal of any of the Shares or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to any Action, including any derivative action, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any Action (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the Transactions.

EXECUTION VERSION

Section	5. Miscellaneous.

a.	Capacity of Stockholders. Each Stockholder has executed this Agreement solely in his capacity as a stockholder of the Company and, if such Stockholder is an officer or director of the Company, not in his capacity as an officer or director of the Company. Nothing in this Agreement shall limit or affect any actions or omissions taken by any Stockholder in such person’s capacity as an officer or director of the Company, including complying with or exercising fiduciary duties as a member of the Company Board.

b.	Termination. This Agreement shall terminate upon the earliest to occur of (i) the date on which the parties hereto mutually agree in writing to terminate this Agreement, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the date of any material modification, waiver or amendment of the Merger Agreement in a manner that reduces the amount or changes the form of, except with respect to the extensions of the Offer in accordance with the terms of the Merger Agreement, consideration payable thereunder to the Stockholders, (iv) the acceptance for payment by Merger Sub (or other Affiliate of Parent) of the shares of Common Stock validly tendered pursuant to the Offer and not properly withdrawn, (v) the Effective Time, or (vi) the Company Board effects an Adverse Recommendation Change with respect to an Intervening Event in accordance with the Merger Agreement (such earliest date being referred to herein as the “Termination Date”).

c.	Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent:

Cott Corporation

Corporate Center III

4221 W. Boy Scout Blvd., Suite 400

Tampa, FL 33607

Attention: Marni Morgan Poe

Email: mpoe@cott.com

EXECUTION VERSION

Copy to (which shall not constitute notice):

Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103

Attention: H. John Michel, Jr.

Email: John.Michel@dbr.com

If to the Stockholders, to the address, facsimile number or e-mail address set forth for such Stockholder on the signature page hereof.

Copy to (which shall not constitute notice):

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Attention: William R. Kolb

Email: wkolb@foleyhoag.com

or such other address as such party may hereafter specify by like notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

d.	Amendment. This Agreement may not be amended except by an instrument in writing signed by all of the parties hereto.

e.	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that most accurately expresses the intention of the invalid or unenforceable term or provision and, in such case, this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately expresses the intention of the invalid or unenforceable term.

f.	Entire Agreement; No Third Party Beneficiaries. This Agreement, including all exhibits and schedules attached hereto, constitutes the entire agreement of the parties hereto and supersedes any and all other agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement does not, and is not intended to, confer upon any other person or entity other than the parties hereto any right, benefit or remedy hereunder.

EXECUTION VERSION

g.	Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. Notwithstanding the foregoing, this Agreement shall not be assigned by any party hereto by operation of law or otherwise without the prior written consent of the other parties hereto and any such purported assignment shall be void.

h.	Specific Performance. Each Stockholder agrees that irreparable damage would occur and that Parent would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without posting bond or other security, and without the necessity of proving actual damages, in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which Parent is entitled at Law or in equity. These injunctive remedies are cumulative and in addition to any other rights and remedies Parent may have under applicable Law.

i.	Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. EACH OF THE PARTIES (A) IRREVOCABLY SUBMITS HIMSELF OR ITSELF TO THE PERSONAL JURISDICTION OF EACH STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (B) AGREES THAT EVERY SUCH SUIT, ACTION OR PROCEEDING SHALL BE BROUGHT, HEARD AND DETERMINED EXCLUSIVELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED THAT, IN THE EVENT SUBJECT MATTER JURISDICTION IS UNAVAILABLE IN OR DECLINED BY THE COURT OF CHANCERY, THEN ALL SUCH CLAIMS SHALL BE BROUGHT, HEARD AND DETERMINED EXCLUSIVELY IN ANY OTHER STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE), (C) AGREES THAT HE OR IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM SUCH COURT, (D) AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN IN ANY OTHER COURT, AND (E) WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUIT, ACTION OR PROCEEDING SO BROUGHT. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUTSIDE THE TERRITORIAL JURISDICTION OF THE COURTS REFERRED TO IN THIS SECTION 5(i) IN ANY SUCH ACTION OR PROCEEDING BY MAILING COPIES THEREOF BY REGISTERED OR CERTIFIED UNITED STATES MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO HIS OR ITS ADDRESS AS SPECIFIED IN OR PURSUANT TO SECTION 5(c). HOWEVER, THE FOREGOING SHALL NOT LIMIT THE RIGHT OF A PARTY TO EFFECT SERVICE OF PROCESS ON THE OTHER PARTY BY ANY OTHER LEGALLY AVAILABLE METHOD. EACH PARTY UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

EXECUTION VERSION

j.	Counterparts. This Agreement may be executed in separate counterparts, including via facsimile or other electronic transmission, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COTT CORPORATION

By /s/ Shane Perkey
Name: Shane Perkey
Title: Authorized Person

CR MERGER SUB, INC.

By /s/ Shane Perkey
Name: Shane Perkey
Title: Authorized Person

JOHN B. BAKER

/s/ John B. Baker
Name: John B. Baker

Number of Shares of Common Stock Beneficially Owned as of the Date of this Agreement: 3,408,398
Street Address: c/o Crystal Rock Holding Company, Inc., 1050 Buckingham Street
City/State/Zip Code: Watertown, Connecticut 06795
Fax:
E-mail: jbaker@crystalrock.com

PETER K. BAKER

/s/ Peter K. Baker
Name: Peter K. Baker

Number of Shares of Common Stock Beneficially Owned as of the Date of this Agreement: 3,403,398
Street Address: c/o Crystal Rock Holding Company, Inc., 1050 Buckingham Street
City/State/Zip Code: Watertown, Connecticut 06795
Fax:
E-mail: pbaker@crystalrock.com

U/T/A DATED 12/16/91 F/B/O JOAN BAKER ET AL, PETER K. BAKER LIFE INSURANCE TRUST, AND JOHN B. BAKER LIFE INSURANCE TRUST

By: /s/ Ross S. Rapaport
Name: Ross S. Rapaport
Title: Trustee

Number of Shares of Common Stock Beneficially Owned as of the Date of this Agreement: 4,029,318
Street Address: c/o McElroy, Deutsch, Mulvaney & Carpenter, LLP, 30 Jeliff Lane
City/State/Zip Code: Southport, Connecticut 06890
Fax:
E-mail: rraport@mdmc-law.com

ROSS S. RAPAPORT

/s/ Ross S. Rapaport
Name: Ross S. Rapaport

Number of Shares of Common Stock Beneficially Owned as of the Date of this Agreement: 10,040
Street Address: c/o McElroy, Deutsch, Mulvaney & Carpenter, LLP, 30 Jeliff Lane
City/State/Zip Code: Southport, Connecticut 06890
Fax:
E-mail: rraport@mdmc-law.com

ESTATE OF HENRY E. BAKER

By: /s/ John B. Baker
Name: John B. Baker
Title: Executor

By: /s/ Peter K. Baker
Name: Peter K. Baker
Title: Executor

Number of Shares of Common Stock Beneficially Owned as of the Date of this Agreement: 1,001
Street Address: c/o Crystal Rock Holding Company, Inc., 1050 Buckingham Street
City/State/Zip Code: Watertown, Connecticut 06795
Fax:
E-mail: jbaker@crystalrock.com and pbaker@crystalrock.com